Exhibit 10.23

February 22, 2007

Mr. David Heard

[Address]

RE: Employment Offer

Dear David:

On behalf of BigBand Networks, Inc. (“BigBand”), I am pleased to confirm our verbal offer of employment to you for the position of General Manager, Product Operations, reporting to Amir Bassan-Eskenazi or his designee, located in our Westborough, MA location. Initially, you will have all responsibility for R&D and Product Marketing. This letter sets out the terms of your employment with BigBand, which will start as soon as possible, but no later than on February 26, 2007 (“Start Date”). This offer and your Start Date are contingent upon successful completion of references, employment verification and a background check.

Subject to the approval of the Board of Directors of BigBand, in consideration for your service to BigBand, you will be paid a base salary of $11,458.33 per pay period (which equals $275,000 on an annualized basis), less applicable taxes and other withholdings in accordance with BigBand’s standard payroll practices. You will be eligible to participate in BigBand’s performance bonus program on the same basis as other members of BigBand’s senior management, currently forty percent (40%) of base salary. In addition, you will be eligible to participate in various BigBand fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k) Savings Plan, and the vacation program. BigBand reserves the right to modify employee benefit plans and policies, as it deems necessary. These benefits will be explained to you during your employee orientation. Finally, as an additional incentive, BigBand is prepared to offer you a $60,000 in signing bonus (less applicable taxes and other withholdings), which will be paid to you in two increments: (i) $30,000 within thirty (30) days of starting, and (ii) $30,000 within ninety (90) days if you remain actively employed on such date.

Subject to the approval of the Board of Directors of BigBand, you will be granted an option to purchase 450,000 shares (subject to stock splits as determined by the Board of Directors of BigBand) of BigBand common stock under BigBand’s Stock Option Plans at an exercise price equal to the fair market value of that stock on your option grant date. Your options will vest over a period of four years (25% vesting at the end of one year from grant date, and monthly thereafter), and will be subject to the terms and conditions of the related BigBand Stock Option Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

As part of your employment, it is anticipated that you will need to relocate to Westborough, Massachusetts, which move shall take place no later than 90 days after your Start Date. BigBand will reimburse you for all reasonable and customary relocation expenses, including (i) the cost of shipping personal belongings, (ii) travel expenses for you and family members to and from Westborough, Massachusetts, (iii) one house hunting trip of up to 7 days’

duration for yourself and your spouse, and (iv) temporary living assistance of up to one-month’s rent. In addition, BigBand will provide you with a one-time bonus equal to one-month’s salary to cover the incidental relocation expenses.

Your employment with BigBand is “at will”; it is for no specified term, and may be terminated by you or BigBand at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superceded by this offer. This is the full and complete agreement between you and BigBand on this term. Although your job duties, title, compensation and benefits, as well as BigBand’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and BigBand’s Chief Executive Officer.

In the event that you are terminated other than for Misconduct or Constructively Terminated, then, contingent upon your signing of a general release acceptable to BigBand or its successor in interest, you will receive a severance payment equal to six (6) months of base salary, less applicable taxes and other withholdings as determined by BigBand’s payroll department. In addition, in the event that BigBand should experience a Change in Control (as that term is defined in the stock option agreement), and you are terminated for a reason other than for Misconduct or you are Constructively Terminated within six months (6) months of such Change in Control, you will receive accelerated vesting equal to the greater of: (A) twelve (12) months, or (B) fifty percent (50%) of the remaining unvested shares of stock.

For purposes of this Agreement, “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of BigBand’s (or any parent or subsidiary), or any other intentional misconduct by you adversely affecting the business or affairs of BigBand (or any parent or subsidiary) in a material manner.

For purposes of this Agreement, “Constructive Termination” shall mean any one or more of the following without your express written consent: (i) any failure by BigBand to pay, or any material reduction by BigBand of, your base salary or benefits (unless reductions comparable in amount and duration are concurrently made for all other employees of BigBand with responsibilities, organizational level and title comparable to yours); (ii) without your express written consent, a significant reduction of your duties, position or responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of BigBand being acquired and made part of a larger entity (as, for example, when the Vice President of Products of BigBand remains as such following a Change of Control but is not made the Vice President of Products of the acquiring corporation) shall not constitute “Constructive Termination” or (iii) in the event that BigBand determines that your services are no longer needed.

By accepting employment with BigBand, you represent that you will not be acting in breach of any agreement with any of your previous employers. BigBand is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is BigBand’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than BigBand. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

Like all BigBand employees, you will be required, as a condition to your employment with BigBand, to sign BigBand’s standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter. Also, you will be required to provide BigBand with documents establishing your identity and right to work in the U.S. within three (3) business days after your Start Date.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with BigBand, you and BigBand agree that any and all disputes, claims (including, but not limited to, any claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and BigBand waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or BigBand would be entitled to seek in a court of law. BigBand shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or BigBand from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and BigBand each have the right to resolve any issue or dispute arising under your Employee Proprietary Information and Inventions Assignment Agreement by court action.

This agreement and the other agreements referred to above constitute the entire agreement between you and BigBand regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and BigBand. This agreement may only be modified by a document signed by you and the Chief Executive Officer of BigBand.

We look forward to working with you at BigBand. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at 5:30 PM Pacific Standard Time on February 23, 2007. If you have any questions, please call me at 650-995-5000.

Sincerely,

BigBand Networks, Inc.

By:	/S/ AMIR BASSAN-ESKENAZI
Amir Bassan-Eskenazi
President and Chief Executive Officer

I have read the above employment offer and accept employment with BigBand on the terms and conditions set forth in this agreement.

Date: February 22, 2007	/S/ DAVID HEARD
David Heard

My anticipated start date is 2/22/07.